CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated November 26, 2025, relating to the financial statements and financial highlights of Rockefeller Municipal Opportunities Fund, which are included in Form N-CSR for the period ended September 30, 2025, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Pubic Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
January 27, 2026